Exhibit 99.1

NEWS RELEASE
October 7, 2013
Ainsworth Announces
Consent Solicitation for 7.5% Senior Secured Notes due 2017

Vancouver, British Columbia - Ainsworth Lumber Co. Ltd. (TSX: ANS) (“Ainsworth” or the “Company”) today announced that it is soliciting consents from holders of its outstanding 7.5% Senior Secured Notes due 2017 (the “Notes”) to approve amendments (the “Proposed Amendments”) to the indenture relating to the Notes (the “Indenture”).

The Proposed Amendments would modify certain definitions contained in the Indenture so that the proposed acquisition by Louisiana-Pacific Corporation (“LP”) of all of the outstanding Ainsworth shares (the “Acquisition”) pursuant to the arrangement agreement entered into by LP and Ainsworth on September 4, 2013, and the designation by LP of members of Ainsworth’s board of directors upon and after the consummation of the Acquisition will not constitute a “Change of Control” under the Indenture and Ainsworth will not be required to make a “Change of Control Offer” under the Indenture in connection with the Acquisition.
Ainsworth is making the consent solicitation at LP’s request and expense. Whether or not the requisite consents are obtained, promptly following the consummation of the Acquisition, LP will unconditionally guarantee the prompt payment and performance of the obligations of Ainsworth under the Indenture and the Notes.
LP will make a cash payment of $2.50 per $1,000 in aggregate principal amount of Notes held by each holder of Notes as of the Record Date (as defined below) who has validly delivered its consent at or prior to the Expiration Time (as defined below) and who has not validly revoked its consent before the Effective Time (as defined below), with 50% of such consent payment (the “Initial Consent Payment”) to be paid promptly following the Expiration Time, subject to satisfaction or waiver of certain conditions, including receipt of valid consents in respect of a majority in aggregate principal amount of all outstanding Notes (such consent, the “Requisite Consents”). The remaining 50% (the “Final Consent Payment”) will be paid promptly following the satisfaction or waiver of certain conditions, including the completion of the Acquisition. Subject to obtaining required shareholder, court and regulatory approvals and the satisfaction or waiver of other conditions, and based on the information currently available, Ainsworth expects the Acquisition to be consummated by the end of 2013.
Ainsworth anticipates that, promptly after receipt of the Requisite Consents prior to the Expiration Time, Ainsworth and The Bank of New York Mellon, as trustee will execute and deliver a supplemental indenture with respect to the Indenture (the “Supplemental Indenture”). The Proposed Amendments will become operative upon the execution and delivery of the Supplemental Indenture (the “Effective Time”) and shall thereafter bind every holder of Notes. However, if the Final Consent Payment is not paid on or prior to the earlier of (i) the date that is five Business Days after the date upon which all of the conditions to the Final Consent Payment are satisfied or waived and (ii) June 2, 2014, the Supplemental Indenture provides that the definitions in the Indenture amended in connection with the consent solicitation shall revert to the form in effect immediately prior to the Effective Time, with such reversion being retroactive as if the Proposed Amendments had never become operative.
The consent solicitation will expire at 5:00 p.m., New York City time, on October 16, 2013 (such date and time, as the same may be extended by Ainsworth from time to time, the “Expiration Time”). Only holders of record of the Notes as of 5:00 p.m., New York City time, on October 4, 2013 (the “Record Date”), are eligible to deliver consents to the Proposed Amendments in the consent solicitation.
The consent solicitation is being made solely on the terms and subject to the conditions set forth in the Consent Solicitation Statement, dated October 7, 2013 (as may be amended or supplemented from time to time, the “Consent Solicitation Statement”), and the accompanying consent letter. Ainsworth may, in its sole discretion, terminate, extend or amend the consent solicitation at any time as described in the Consent Solicitation Statement.

Copies of the Consent Solicitation Statement, the consent letter and other related documents may be obtained from Global Bondholder Services Corporation, the Information and Tabulation Agent, at (212) 430-3774 (collect) or (866) 924-2200 (toll free). Holders of the Notes are urged to review the Consent Solicitation Statement and the consent letter for the detailed terms of the consent solicitation and the procedures for consenting to the Proposed Amendments. Any persons with questions regarding the consent solicitation should contact the Solicitation Agent, Goldman, Sachs & Co., at (212) 902-6941 (collect) or (800) 828-3182 (toll free).
This announcement is for information purposes only and is neither an offer to sell nor a solicitation of an offer to buy any security. This announcement is also not a solicitation of consents with respect to the Proposed Amendments or any securities. No recommendation is being made as to whether holders of Notes should consent to the Proposed Amendments. The solicitation of consents is not being made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such solicitation under applicable state or foreign securities or “blue sky” laws.
About Ainsworth
Ainsworth Lumber Co. Ltd. is a leading manufacturer and marketer of oriented strand board ("OSB") with a focus on value-added specialty products for markets in North America and Asia. Ainsworth's four OSB manufacturing facilities, located in Alberta, British Columbia and Ontario, have a combined annual capacity of 2.5 billion square feet (3/8-inch basis) OSB. Ainsworth is a publicly traded company listed on the Toronto Stock Exchange under the symbol ANS.
Cautionary Statement Regarding Forward-Looking Information

Forward-looking information provided in this news release relating to Ainsworth's expectations regarding the consent solicitation and Ainsworth's future prospects and financial position are forward-looking information within the meaning of applicable United States securities laws and pursuant to National Instrument 51-102 promulgated by the Canadian Securities Administrators. Ainsworth believes that expectations reflected in such information are reasonable, but no assurance is given that such expectations will be correct. Forward-looking information is based on Ainsworth's beliefs and assumptions based on information available at the time the assumption was made and on management's experience and perception of historical trends, current conditions and expected further developments as well as other factors deemed appropriate in the circumstances. Investors are cautioned that there are risks and uncertainties related to such forward-looking information and actual results may vary. Important factors that could cause actual results to differ materially from those expressed or implied by such forward looking information include, without limitation, factors detailed from time to time in Ainsworth's periodic reports filed with the Canadian Securities Administrators and other regulatory authorities. The forward-looking information is made as of the date of this news release and Ainsworth assumes no obligation to update or revise them to reflect new events or circumstances, except as explicitly required by securities laws.

For further information please contact:

Ainsworth Lumber Co. Ltd.
Suite 3194, Bentall 4
P.O. Box 49307
1055 Dunsmuir Street
Vancouver, B.C. V7X 1L3
Telephone: 604-661-3200
Facsimile: 604-661-3201
www.ainsworthengineered.com

Contact:
Rick Eng
Vice President, Finance and Chief Financial Officer
rick.eng@ainsworth.ca

Rob Feustel
Treasurer
rob.feustel@ainsworth.ca